Exhibit 4.3

Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY +44 20 7903 1000 main tel +44 20 7903 0990 main fax weil.com

THE INVESTORS (AS DEFINED HEREIN) and ICTS INTERNATIONAL N.V. and ABC TECHNOLOGIES B.V.
SHAREHOLDERS AGREEMENT relating to ABC Technologies B.V. dated as of 3 July 2019

Index

Clause No.	Page No.

ii

THIS DEED is made on 3 July 2019

PARTIES

(1)	The persons whose names and addresses are set out in schedule 1 (the “Investors” and each an “Investor”);

(2)
ICTS INTERNATIONAL N.V., a naamloze vennootschap incorporated under the laws of the Netherlands whose registered office is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol-Oost, the Netherlands, registered with the Trade Register of the Dutch Chamber of commerce with trade register number 33279300 (“ICTS”); and

(3)
ABC TECHNOLOGIES B.V., a besloten vennootschap met beperkte aansprakelijkheid  incorporated under the laws of the Netherlands whose registered office is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol-Oost, the Netherlands, registered with the Trade Register of the Dutch Chamber of commerce with trade register number 72273917 (the “Company”).

AGREED TERMS

1.	DEFINITIONS

In this Shareholders Agreement (this “Agreement”), except where a different interpretation is necessary from the context, the words and expressions set out below shall have the following meanings:

“Accelerated Issue” has the meaning given in clause 8.5;

“Act” means the Companies Act 2006;

“Acting in Concert” has the meaning given to it in The City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers, as amended from time to time;

“Affected Shareholder” has the meaning given in clause 8.5;

“Adequate Procedures” means adequate procedures, as referred to in section 7(2) of the Bribery Act 2010 and any guidance issued by the Secretary of State under section 9 of the Bribery Act 2010 or as referred to in any other applicable anti-corruption laws or regulations of any other jurisdiction;

“Affiliate” means: (a) with respect to any person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such first person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such person; and (b) with respect to ICTS, each person described in clause (a) of this definition and any other person who, directly or indirectly, controls, is controlled by, or is under common control with ICTS or any family member of the majority shareholder of ICTS or any of its directors or officers, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such person;

“Allocation Notice” has the meaning given in clause 15.10;

“Anti-Dilution Shares” has the meaning given in clause 7.1;

“Applicant” has the meaning given in clause 15.10;

“Approved Issuance or Transfer” means any issuance or transfer of Shares which is permitted pursuant to clause 5.1 of the Subscription Agreement;

“Articles” means the articles of association of the Company, as amended from time to time;

“Asset Sale” means the disposal by the Company of all or substantially all of its undertaking and assets (where such disposal may include, without limitation, the grant by any Group Company of an exclusive licence of any of its assets which has substantially the same effect as such disposal and is not entered into in the ordinary course of business);

“Associate” in relation to any person means:

(a)
any person who is an associate of that person and the question of whether a person is an associate of another is to be determined in accordance with section 435 of the Insolvency Act 1986 (whether or not an associate as so determined);

(b)	any Member of the same Group; and

(c)	any Member of the same Fund Group;

“Associated Person” means in relation to a company, a person (including an employee, agent or Subsidiary Undertaking) who performs services for or on behalf of such company;

“Attorney” has the meaning given in clause 21.1;

“Auditors” means the auditors of the Company from time to time;

“Available Profits” means profits available for distribution by the Company within the meaning of article 2:216 of the DCC;

“Board” means the board of directors of the Company as constituted from time to time;

“Bonus Issue” or “Reorganisation” means, as applicable, any return of capital, bonus issue of shares or other equity securities of the Company by way of capitalisation of profits or reserves or any consolidation or sub-division or redenomination or any repurchase or redemption of shares (other than the conversion of Series A Shares pursuant to clause 5) or any variation in the subscription price or conversion rate applicable to any other outstanding share capital of the Company;

“Budget” has the meaning given in clause 10.2;

“Business Day” means any day other than (a) a Friday, Saturday or a Sunday or (b) a public or bank holiday in Amsterdam, Tel Aviv or London; provided, however, for purposes of counting the number of Business Days elapsed, each Business Day shall be deemed to commence at 9.00 am London time and end at 5.30 pm London time on the applicable day;

“Business Plan” means the business plan for the Company as adopted from time to time (but no less frequently than once per Financial Year) by the Board (with Series A Majority Consent, where required);

“Buyer” has the meaning given in clause 17.2;

“CFC” has the meaning given in clause 18.1;

“Code” has the meaning given in clause 18.1;

“Company Offer” has the meaning given in clause 13.6;

“Completion Date” has the meaning ascribed to such term in the Subscription Agreement;

“Conditions” has the meaning given in clause 5.1;

“Confidential Information” has the meaning given in clause 19.4;

“Connected Person” shall mean: (i) Menachem Atzmon, Ron Atzmon and each of their respective family members (as determined in accordance with section 253(2) of the Companies Act 2006), in each case as if either Menachem Atzmon or Ron Atzmon, as applicable, was a director for purposes of such section; and (ii) any other person that, directly or indirectly, controls, is controlled by, or is under common control with ICTS or any person included in clause (i) of this definition (in each case, including any Group Company);

“Consideration” has the meaning given in clause 16.1(c);

“Continuing Shareholder” has the meaning given in clause 15.4;

“Controlling Interest” means an interest in Shares giving to the holder or holders control of the Company within the meaning of section 1124 of the Corporation Tax Act 2010;

“Conversion Date” has the meaning given in clause 5.1;

“Conversion Ratio” has the meaning given in clause 5.5;

“Co-Sale Notice” has the meaning given in clause 17.2;

“Cost Allocation Procedure” has the meaning given in clause 5.9;

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek);

“Deed of Adherence” has the meaning given in clause 14.11;

“Deemed Liquidation Event” has the meaning given in clause 4.1;

“Director” has the meaning given in clause 9.1;

“Dispute Resolution Auditor” has the meaning given in clause 5.9;

“Encumbrance” means any mortgage, charge, security interest, lien, pledge, usufruct, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Exercising Investor” has the meaning given in clause 7.1;

“Exit” means a Share Sale, an Asset Sale, an IPO or any merger, consolidation, reorganisation or other transaction which results in one or more third parties Acting in Concert acquiring a Controlling Interest;

“Financial Year” means a financial year of the Company;

“Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities;

“Funding Shareholder” has the meaning given in clause 8.5;

“Further Reconvened Meeting” has the meaning given in clause 9.10;

“Group Companies” means the Company and each and any of the Subsidiaries from time to time, each being a member of the “Group”;

“Holding Company” means a newly formed holding company, pursuant to which the membership, pro rata shareholdings and classes of shares comprised in such holding company matches that of the Company immediately prior to the transfer of the issued share capital of the Company to such holding company;

“ICTS ROFR Notice” has the meaning given in clause 13.5;

“Intellectual Property” means all intellectual or industrial property rights (whether statutory, common law, or otherwise), including all such rights in: (a) all domestic and foreign patents, utility models, and patent and utility model applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, rights in trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and applications to register, and renewals and extensions of, any of the foregoing, and all goodwill associated with any of the foregoing; (c) all trade secrets, confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, technology, algorithms, compositions, inventor’s notes, discoveries and improvements, know-how, processes, techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (d) all copyrights and copyrightable works, and all database and rights, whether or not registered or published, including all data compilations, “moral” rights, and mask works, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship; (e) all design rights (including industrial designs), and all registrations and applications to register, and renewals and extensions of, any of the foregoing; (f) all Internet domain names, electronic Internet addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; (g) all other intellectual and industrial property rights arising from Software and technology; and (h) any and all similar, corresponding or equivalent intellectual, industrial or proprietary rights anywhere in the world;

“Investor Director” means the director appointed in accordance with clause 9.3;

“Investors” means the persons whose names and addresses are set out in schedule 1 and any other person to whom any of them transfer their Shares in accordance with the terms of this Agreement or who subscribes for Series A Shares and who becomes a party as an “Investor” by signing a Deed of Adherence in accordance with clause 14.11 and is named therein as an “Investor”;

“IPO” means the admission of all or any of the Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on NASDAQ or on the Official List of the United Kingdom Listing Authority or on the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000), whether in a direct listing or underwritten public offering;

“Irrevocable ICTS ROFR Exercise Election” has the meaning given in clause 13.5;

“Liquidation Event” means the winding-up, dissolution, liquidation or any other analogous step or procedure involving the Company;

“Member of the same Fund Group” means with respect to any Shareholder that is a fund, partnership, company, syndicate or other entity whose business is managed by a Fund Manager (an “Investment Fund”) or is a nominee of such Investment Fund:

(a)
any participant or partner in or member of any such Investment Fund or the holders of any unit trust which is a participant or partner in or member of any Investment Fund (but only in connection with the dissolution of the Investment Fund or any distribution of assets of the Investment Fund pursuant to the operation of the Investment Fund in the ordinary course of business);

(b)	any Investment Fund managed or advised by such Fund Manager;

(c)	any Parent Undertaking or Subsidiary Undertaking of such Fund Manager, or any Subsidiary Undertaking of any Parent Undertaking of such Fund Manager; or

(d)	any trustee, nominee or custodian of such Investment Fund and vice versa;

“Member of the same Group” means, with respect to any undertaking, an undertaking which is from time to time a Parent Undertaking or a Subsidiary Undertaking of such company or a Subsidiary Undertaking of any such Parent Undertaking;

“Minimum Transfer Condition” has the meaning given in clause 15.2(d);

“NASDAQ” means the NASDAQ Stock Market of the NASDAQ OMX Group Inc.;

“Net Proceeds” means the consideration available for distribution (including any deferred and/or contingent consideration), whether in cash or otherwise, to those Shareholders selling Shares under a Share Sale or IPO, after reducing from the gross consideration payable in such transaction, any fees, costs and expenses payable in respect of such Share Sale or IPO and the repayment (together with any fees, costs and expenses thereof) of any debt securities which are repayable upon or as a result of such Share Sale or IPO;

“New Securities” means any shares or other securities convertible into, or carrying the right to subscribe for, those shares issued by the Company following the date of this Agreement, other than shares or securities issued as a result of the events set out in clause 8.4, or: (a) options, shares and warrants issued or issuable to employees, directors, service providers, advisors or consultants of the Company or its Subsidiaries pursuant to any share option plan or any share incentive plan or other share or option incentive arrangement, which are approved by the Board; (b) securities issued or issuable to the public in a Qualifying IPO, including any warrant or other rights to purchase shares granted to an underwriter in connection with, and conditioned upon the successful completion of such Qualifying IPO, and any shares issuable upon exercise of such rights or warrants; (c) securities of any type (including options and convertible securities), issued or issuable in the course of extension of a credit line to the Company (or other credit arrangement or equipment financing which are primarily for non-equity financing purposes) pursuant to transactions approved by the Board in accordance with this Agreement;

“New Shareholder” has the meaning given in clause 16.8;

“Notice” has the meaning given in clause 33.1;

“Offer Period” has the meaning given in clause 15.5;

“Ordinary Shares” means ordinary shares of US$0.001 each in the capital of the Company from time to time;

“Original Shareholder” has the meaning given in clause 14.4;

“Permitted Transferee” means:

(a)	in relation to a Shareholder that is an undertaking (as defined in section 1161(1) of the Act), any Member of the same Group;

(b)	any Affiliate of a Shareholder to the extent that such Affiliate does not fall within clause (a) of this definition;

(c)	in relation to a Shareholder which is an Investment Fund, any Member of the same Fund Group; and

(d)	in relation to an Investor:

(i)	any Member of the same Group; and

(ii)	any Member of the same Fund Group;

“Per Share Liquidation Preference Shortfall” has the meaning given in clause 4.1;

“PFIC” has the meaning given in clause 18.2;

“QEF Election” has the meaning given in clause 18.2;

“Qualifying IPO” means an IPO in which: (a) the net aggregate gross proceeds to the Company exceed US$75,000,000; and (b) the subscription price per share paid by the public is not less than an amount equal to 150% of the Starting Price;

“Qualifying Issue” has the meaning given in clause 7.1;

“Qualifying Offer” has the meaning given in clause 13.4;

“Reconvened Meeting” has the meaning given in clause 9.10;

“Registration Rights Agreement” means the registration rights agreement to be entered into among the Investor, the Company, ICTS and the other parties thereto (if any), dated on or around the date hereof;

“Reorganisation Transaction” means a reorganisation of the Group by any means including the acquisition of the Company by a Holding Company or any other reorganisation of the Group involving the Group’s share or debt capital (including the conversion, consolidation, sub-division or redesignation (as appropriate) of the Shares into a single class of ordinary shares) in preparation for an internal Group reorganization or Exit and which may involve the exercise of the rights set out in clause 5;

“Relevant Purchaser” has the meaning given in clause 16.1(b);

“Replacement Securities” has the meaning given in clause 6.2(a);

“Requesting Party” has the meaning given in clause 5.9;

“Requisite Approval” has the meaning given in clause 27.1;

“Return Threshold” has the meaning given in clause 4.1(a)(ii)(A);

“Sale” means a Share Sale or an Asset Sale;

“Sale Agreement” has the meaning given in clause 16.1(e);

“Sale Completion Date” has the meaning given in clause 16.5;

“Sale Documents” has the meaning given in clause 16.5;

“Sale Notice” has the meaning given in clause 16.1;

“Sale Request” has the meaning given in clause 13.6;

“Sale Shares” has the meaning given in clause 15.2(a);

“Sale Transaction” has the meaning given in clause 13.6;

“Seller” has the meaning given in clause 15.2;

“Selling Shareholder” has the meaning given in clause 17.1;

“Series A Shares” means Series A Shares of US$0.001 each in the capital of the Company from time to time;

“Series A Majority” means Investors holding, as of the applicable time, a majority of the then-outstanding Series A Shares;

“Series A Majority Consent” means the prior written consent of the Series A Majority;

“Share Sale” means the sale of (or the grant of a right to acquire or to dispose of) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of those shares (or grantee of that right) and persons Acting in Concert with such person collectively acquiring a Controlling Interest in the Company, except where, immediately following completion of such transaction, the Shareholders as of immediately prior to completion of such transaction continue to hold, collectively, a Controlling Interest in the Company immediately following completion of such transaction;

“Shareholder” means any shareholder of the Company from time to time who is a party to this Agreement;

“Shares” means, collectively, the Ordinary Shares and the Series A Shares;

“Software” means all computer programs, firmware, software and computer code (whether in source code, object code or any other form) and software and computer algorithms;

“Starting Price” means the issue price per Series A Share (being US$20.00) (subject to any adjustment for stock dividends, Bonus Issues and Reorganisations and similar events);

“Structurally Dilutive Distribution” has the meaning given in clause 4.1;

“Subscribers” has the meaning given in clause 8.2;

“Subscription Agreement” means that certain Series A Preferred Shares Subscription Agreement Relating to ABC Technologies B.V., dated on or around the date hereof, by and among TPG, the Company and ICTS;

“Subscription Period” has the meaning given in clause 8.2(a);

“Subsidiary” means any subsidiary of the Company as defined in (a) section 1159 of the Act and/or (b) article 2:24a of the DCC;

“Subsidiary”, “Subsidiary Undertaking” and “Parent Undertaking” have the respective meanings set out in sections 1159 and 1162 of the Act;

“Tagging Shareholders” has the meaning given in clause 17.2;

“Tax” means: (a) all forms of taxation and statutory, governmental, state, provincial, local governmental, federal or municipal impositions, duties, withholdings, charges, contributions and levies and imposts of any country of jurisdiction, in each case imposed or assessed by and payable to or collected by any Tax Authority, whether direct or indirect and whether chargeable directly or primarily against or attributable directly or primarily to the Company or any other person; (b) any liability for repayment of unlawful state aid in relation to the liabilities of the type described under clause (a) of this definition; or (c) all penalties, charges, surcharges and interest relating to any of the liabilities of the type described under clause (a) or (b) of this definition;

“Tax Authority” means the Dutch Tax office (Belastingdienst) and any other statutory, governmental, state, provincial or local governmental authority, body, court or tribunal whatsoever (whether of the Netherlands or elsewhere in the world) competent to impose, administer or collect any Tax;

“TPG” means TPG Lux 2018 SC I, S.a.r.l., a Luxembourg société à responsabilité limitée;

“TPG Preferred Stock” has the meaning given in clause 13.4;

“Transfer Facilitation Request” has the meaning given in clause 13.4;

“Transfer Notice” has the meaning given in clause 15.2;

“Transfer Price” has the meaning given in clause 15.2(c); and

“Treasury Regulations” has the meaning given in clause 18.2.

2.	INTERPRETATION

2.1.	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.2.	References to an Investor Director shall include any alternate appointed to act in his or her place from time to time.

2.3.	References to “persons” shall include individuals, bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

2.4.	Unless the context otherwise expressly requires, reference to a party or parties is to a party or parties of the Agreement.

2.5.
References to any English statute or other legislation or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in such jurisdiction.

2.6.	References to those of the parties that are individuals include their respective legal personal representatives.

2.7.	References to “$” are to U.S. dollars, the legal currency of the Unites States of America.

2.8.	References to “€” are to European Euros, the legal currency of the Economic and Monetary Union.

2.9.	References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

2.10.
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.11.
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.12.
References in clause 1 (Definitions) (in so far as they are used in the clauses and schedules referred to in this clause), clauses 10 (Information Rights), 11 (Reserved Matters), 12 (Business Undertakings), 19 (Confidentiality), schedule 2 (Consent Matters) and schedule 3 (Undertakings) to the Company and the Board shall include, where appropriate in the context, each Group Company and any Holding Company and the directors for the time being of each such Group Company and any Holding Company, respectively.

2.13.
Except where a different interpretation is necessary from the context, references to clauses, sub-paragraphs, definitions and schedules in this Agreement shall be deemed to be references to clauses, sub-paragraphs, definitions and schedules, as applicable, of this Agreement.

2.14.
References to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Agreement), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC Directive unless any such change imposes upon any party any liabilities or obligations which are more onerous than as of the date of this Agreement.

2.15.	No Affiliate of any party is a “third party” for purposes of this Agreement.

2.16.	References to a particular time of day mean, unless otherwise expressly stated, London time.

2.17.	If any action is required by this Agreement to be taken on a day which is not a Business Day, such action shall be deemed to be required to be taken on the next following Business Day.

3.	SHARES

3.1.
In this Agreement, unless the context requires otherwise, references to shares of a particular class shall include shares allotted and/or issued after the date of this Agreement and ranking pari passu in all respects (or in all respects except only as to the date from which those shares rank for dividend) with the shares of the relevant class then in issue.

3.2.
Except as otherwise provided in this Agreement or the Articles, the Series A Shares and the Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of Shares.  For the avoidance of doubt, the Ordinary Shares shall not be deemed to be pari passu with the Series A Shares for the purposes of paragraph 1 of schedule 2.

3.3.
Whenever as a result of a consolidation or sub-division of Shares any Shareholders would become entitled to fractions of a Share, such entitlement shall be rounded down to the nearest whole Share and such fractional entitlement shall be disregarded.

3.4.
Any Available Profits which the Board shall determine, subject to schedule 2, to distribute in respect of a Financial Year, shall be distributed amongst the holders of Shares (pari passu as if the Shares constituted one class of share) pro rata to their respective holdings of Shares.

3.5.
Every dividend shall accrue on a daily basis assuming a 365 day year. All dividends shall be expressed gross and shall be subject to relevant withholding requirements pursuant to applicable law. If the Company declares and/or pays any distribution or dividend in respect of any equity securities of the Company, such distribution or dividend shall be declared and/or paid, as applicable, in respect of both Ordinary Shares and Series A Shares on an as-converted basis; provided, that no distribution or dividend shall be paid in respect of Shares unless such distribution or dividend is made in compliance with schedule 2.

4.	LIQUIDATION PREFERENCE

4.1.
Subject to applicable law, except with respect to the distribution to ICTS of an amount in cash equal to the consideration received by the Company for the Additional New Shares (as defined in the Subscription Agreement) (whether by way of a dividend or a return of share premium or otherwise) following an Approved Issuance or Transfer, as contemplated by and then only the extent made in accordance with the terms and conditions of clause 5.3 of the Subscription Agreement, the Company shall distribute Net Proceeds or the Company’s surplus assets remaining after the payment or the making of appropriate reserves for all of its liabilities (as the case may be) in connection with an Exit or Liquidation Event (each, a “Deemed Liquidation Event”) in the following order of priority:

(a)	first in paying to each of the holders of Series A Shares, in priority to any other classes of Shares, either:

(i)	if the relevant Deemed Liquidation Event is consummated prior to delivery of a Transfer Facilitation Request, the greater of:

(A)
(1) an amount equal to the Starting Price for each Series A Share held by such holder; plus (2) all accrued and unpaid dividends on such Series A Shares; less (3) all dividends previously paid thereon; and

(B)	the proceeds distributable in respect of such Series A Shares had they been converted into Ordinary Shares pursuant to clause 5; or

(ii)	if the relevant Deemed Liquidation Event is consummated after delivery of a Transfer Facilitation Request, the greater of:

(A)
(1) an amount equal to the Starting Price for each Series A Share held by such holder; plus (2) an 8% per annum return on each such Series A Share, accruing monthly and compounding annually from the date of issuance; plus (3) all accrued and unpaid dividends thereon; minus (4) all dividends previously paid thereon (the “Return Threshold”); provided, however, such amount shall not exceed in any event an amount equal to 150% of the Starting Price for each such Series A Share; and

(B)	the proceeds distributable in respect of such Series A Shares had they been converted into Ordinary Shares pursuant to clause 5;

provided, however, if a Transfer Facilitation Request is delivered after a definitive binding agreement with respect to a Deemed Liquidation Event has been executed, clause 4.1(a)(i) shall apply; and

(b)	the balance amounts available for distribution following the operation of clause 4.1(a) above shall be distributed among the holders of Ordinary Shares pro rata to the number of Ordinary Shares held.

Notwithstanding anything to the contrary in this Agreement, if, on or prior to the nine (9)-month anniversary of the Completion Date, the Company has not: (a) (i) terminated the Option Plan (as defined in the Subscription Agreement) without continuing liability or obligation and (ii) implemented an option incentive arrangement which (A) is administered by the Company, (B) is approved by the Israeli Tax Authority, and (C) represents at least 3.846154% of the share capital of the Company as of such date of implementation; or (b) amended the Option Plan, changed the structure of the Option Plan, or amended or reorganized the capital structure of the applicable Group Companies (excluding, for this purpose, the Company, save in respect of the Option Plan Rationalization (as defined below) itself) in a manner which ensures that no Per Share Liquidation Preference Shortfall can occur due to the existence of the Option Plan (sub-clauses (a) and (b) of this paragraph, collectively, the “Option Plan Rationalization”); then, in either such case, if and to the extent that (I) any distribution is made on or after the nine (9)-month anniversary of the Completion Date pursuant to Option Plan (a “Structurally Dilutive Distribution”) and (II) such Structurally Dilutive Distribution causes there to be a shortfall in the Net Proceeds or surplus assets (as the case may be) required to be paid per Series A Share issued on the Completion Date determined pursuant to clause 4.1(a) (the “Per Share Liquidation Preference Shortfall”), ICTS shall pay or cause to be paid, in respect of each Series A Share issued on the Completion Date, to the holder thereof, without offset, by wire transfer of immediately available funds and on the same Business Day as the applicable distribution is made pursuant to clause 4.1(a), an amount equal to the Per Share Liquidation Preference Shortfall.  For the avoidance of doubt, the obligations of ICTS under this paragraph will cease on completion of an Option Plan Rationalization.

During the period commencing on the Completion Date and ending upon the effectiveness of the Option Plan Rationalization, each party, severally and not jointly, undertakes to use its respective reasonable endeavors (including, without limitation, voting in favour of any corporate actions, capital increases, structural amendments or other arrangements), to the extent necessary and at the sole cost and expense of the Company, to (i) facilitate the Option Plan Rationalization and (ii) not take any action the principal intent and actual effect of which is to prevent the Option Plan Rationalization.  Notwithstanding anything to the contrary in this Agreement: (A) the Company and ICTS shall cause the Option Plan Rationalization to not be materially and/or disproportionately adverse to the economic, tax or legal position of: (I) any Investor as compared to ICTS; or (II) any individual Investor as compared to any other Investor(s); (B) no Investor shall be required to take any action set forth in this clause 4.1 which would materially and adversely affect the economic, tax or legal position of such Investor, notwithstanding the effect of any such action on ICTS or any other Investor; and (C) all fees, costs and expenses incurred by any of the parties in connection with the Option Plan Rationalization and compliance with this paragraph shall be borne and paid by the Company.

4.2.
If there are insufficient Net Proceeds or surplus assets (as the case may be) to pay the amounts per Series A Shares determined pursuant to clause 4.1(a), then 100% of the amount that is available for distribution shall be distributed among the holders of Series A Shares in proportion to the number of Series A Shares then held.

4.3.	The Company shall provide the holders of Series A Shares with notice at least ten (10) days prior to the completion of any Deemed Liquidation Event.

4.4.
On a Share Sale, the Net Proceeds shall be distributed in the order of priority set out in clause 4.1 and (a) no Shareholder shall transfer Shares and (b) neither the Company nor the Directors shall acknowledge or register any transfer of Shares, in each case if the Net Proceeds are not so distributed, in each case save in respect of any Shares not sold in connection with that Share Sale; provided, however, if the Net Proceeds are not settled in their entirety upon completion of the Share Sale:

(a)
(i) no Shareholder shall be prohibited from transferring the Shares and (ii) the Directors shall not be prohibited from acknowledging or registering the transfer of the relevant Shares, in each case so long as the Net Proceeds that are settled have been distributed in the order of priority set out in clause 4.1; and

(b)
subject to applicable legal requirements, each Shareholder shall take all action reasonably required by the Series A Majority to ensure that the Net Proceeds in their entirety are distributed in the order of priority set out in clause 4.1.

In the event that the Net Proceeds are distributed on more than one occasion (whether for any deferred or contingent consideration or otherwise), the consideration so distributed on any further occasion shall be paid by continuing the distribution from the previous distribution of consideration in the order of priority set out in clause 4.1.

4.5.
On an Asset Sale, the surplus assets of the Company remaining after payment of its liabilities or the making of appropriate reserves therefor shall be distributed (to the extent that the Company is lawfully permitted to do so) in the order of priority set out in clause 4.1; provided, however, if it is not lawful for the Company to distribute its surplus assets in accordance with such clause, the Shareholders shall take any action reasonably required by the Series A Majority (including, but without prejudice to the generality of this clause 4.5, actions that may be necessary to put the Company into voluntary liquidation) so that clause 4.1 applies to the fullest extent possible.

5.	CONVERSION

5.1.
Any holder of Series A Shares shall be entitled, by notice in writing to the Company, to require conversion into Ordinary Shares of all or any of the fully paid Series A Shares held by such holder at any time and such Series A Shares shall convert automatically on the date of such notice (the “Conversion Date”); provided, however, such holder may in such notice state that conversion of its Series A Shares into Ordinary Shares is conditional upon the occurrence of one or more events (the “Conditions”) and, in such case, such Series A Shares shall convert automatically on the satisfaction of all such Conditions.  The Board shall confirm, by means of resolution, which such notice has been given to comply with the provisions of the Articles.

5.2.
All of the fully paid Series A Shares shall automatically convert into Ordinary Shares on the earlier of: (a) the date of a notice given by the Series A Majority (which date shall be treated as the Conversion Date) pursuant to clause 4.3; and (b) immediately prior to the occurrence of a Qualifying IPO (whether as part of a Reorganisation Transaction or otherwise).

5.3.
In the case of (a) clauses 5.1 and 5.2(a), not more than seven (7) days after the Conversion Date, or (b) in the case of clause 5.2(b), at least seven (7) days prior to the occurrence of the Qualifying IPO or Reorganisation Transaction implemented to facilitate such Qualifying IPO, as applicable, each holder of the applicable Series A Shares shall deliver a copy of the register of shareholders in respect of the Series A Shares being converted to the Company at its registered office for the time being.

5.4.
Where conversion is mandatory on the occurrence of a Qualifying IPO, such conversion will be effective only immediately prior to and conditional upon the completion of such Qualifying IPO (and “Conversion Date” shall be construed accordingly) and, if such Qualifying IPO does not become effective or does not take place for any reason or no reason, such conversion shall be deemed not to have occurred.  In the event of a conversion under clause 5.1, if the Conditions have not been satisfied or waived by the relevant holder by the Conversion Date, then such conversion shall be deemed not to have occurred.

5.5.
On the Conversion Date, the applicable Series A Shares shall, without further action than is required by this Agreement, be converted into Ordinary Shares on the basis of one Ordinary Share for each Series A Share held (the “Conversion Ratio”), and the Ordinary Shares resulting from such conversion shall in all other respects rank pari passu with the existing issued Ordinary Shares; provided, however, the Conversion Ratio is subject to adjustment as set forth in clause 5.8.

5.6.
On the Conversion Date, the Company shall enter the holder of the converted Series A Shares on the register of shareholders of the Company as the holder of the applicable number of Ordinary Shares, cancel the existing entry in respect of the converted Series A Shares, and the Company shall, within fourteen (14) days of the Conversion Date, forward to such holder of Series A Shares by post to such holder’s address a copy of the register of shareholders, free of charge, setting forth the definitive number of fully paid Ordinary Shares held of record by such holder.

5.7.
On the Conversion Date (or as soon afterwards as it is possible to calculate the amount payable), the Company shall, to the extent it has cash legally available to do so, pay to holders of Shares a dividend equal to all arrears and accruals of declared but unpaid dividends in relation to such Shares pro rata.  If the Company has insufficient cash to pay all such arrears and accruals of dividends in full, then it shall pay the same if, when and to the extent that it is lawfully able to do so and any arrears and accruals of dividends that remain outstanding shall continue to be a debt due from and immediately payable by the Company.

5.8.	The Conversion Ratio shall from time to time be adjusted in accordance with the provisions of this clause 5.8:

(a)
if the Series A Shares remain capable of being converted into newly-issued Ordinary Shares and there is a consolidation and/or sub-division of Ordinary Shares, the Conversion Ratio shall be adjusted by an amount, which, in the opinion of the Board (with Series A Majority Consent, which shall not be unreasonably withheld, delayed or conditioned) is fair and reasonable, to maintain the right to convert so as to ensure that each Series A Shareholder is in no better or worse position as a result of such consolidation or sub-division, such adjustment to become effective immediately after such consolidation or sub-division; and

(b)
if the Series A Shares remain capable of being converted into Ordinary Shares, on an allotment of fully-paid Ordinary Shares pursuant to a capitalisation of profits or reserves to holders of Ordinary Shares, the Conversion Ratio shall be adjusted by an amount, which, in the opinion of the Board (with Series A Majority Consent, which shall not be unreasonably withheld, delayed or conditioned) is fair and reasonable, to maintain the right to convert so as to ensure that each Series A Shareholder is in no better or worse position as a result of such capitalisation of profits or reserves, such adjustment to become effective as at the record date for such issue.

5.9.
If a dispute arises between or among the parties (or all or any of them) with respect to an adjustment of the Conversion Ratio, or if so requested by the Company or the Series A Majority, the Board shall refer such dispute to the Auditors or, at the request of the Series A Majority, an independent auditor reasonably acceptable to the Company and the Series A Majority, for determination (as such, the “Dispute Resolution Auditor”).  Each of the Company and the Series A Majority shall have the opportunity to submit a written statement in support of their respective positions with respect to the disputed items, to provide supporting materials to the Dispute Resolution Auditor in defense of their respective positions with respect to such disputed items, and to submit a written statement responding to the other party’s position with respect to such disputed items. In any such case, the Dispute Resolution Auditor shall (acting as an expert and not as an arbitrator) (a) determine such adjustment in accordance with the terms of this Agreement and on the basis of the materials provided by the parties as contemplated by the immediately preceding sentence, and (b) make available to all Shareholders their report with respect to such determination; and the costs of the Dispute Resolution Auditor in making such determination shall be allocated to and paid by the Company, on the one hand, and the Series A Majority on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested between the parties, as determined by the Dispute Resolution Auditor (such allocation between the parties being the “Cost Allocation Procedure”). In the absence of manifest error, such determination shall be conclusive and binding on all concerned.

6.	REORGANISATION TRANSACTIONS

6.1.
Upon or immediately prior to an Exit and at the written election of ICTS, the Company may take, and may cause any Group Company to take, any actions reasonable, necessary and appropriate to effect a Reorganisation Transaction so as to optimise the Group’s corporate structure for the purposes of an Exit as shall be appropriate in light of tax, legal or other professional advice received by ICTS, the Company and/or the Group.

6.2.	Each Shareholder acknowledges and agrees that:

(a)
subject to clause 6.3, it may receive any shares or other securities of any class issued by any Group Company, by way of a dividend or distribution in kind or in exchange for, or otherwise in replacement of, Shares (the “Replacement Securities”) as part of any such Reorganisation Transaction (in which case, to the extent applicable, this Agreement shall apply to any Holding Company as if references to the Company were references to such Holding Company); and

(b)
it shall enter into any documentation, provide any consents and exercise its voting rights (as a Shareholder or otherwise), in each case, as are reasonably required and necessary to give effect to the Reorganisation Transaction, in each case; provided, however, that (i) the Reorganisation Transaction would not be materially and/or disproportionately adverse to the economic, tax or legal position of: (A) any Investor as compared to ICTS; or (B) any individual Investor as compared to any other Investor(s); and (ii) no Investor shall be required to take any action set forth in clause 6.2 that would materially and adversely affect the economic, tax or legal position of such Investor notwithstanding the effect of any such action on ICTS or any other Investor.

6.3.
The number of Replacement Securities to be received by any Shareholder as the result of any Reorganisation Transaction will, to the extent such Replacement Securities have not been sold or otherwise disposed of by such Shareholder in any IPO or otherwise after such Reorganisation Transaction in accordance with this Agreement, reflect the fair market value of the investment, immediately prior to such Reorganisation Transaction, of such Shareholder in any Shares that are exchanged as part of the Reorganisation Transaction.  If a dispute arises between or among the parties (or all or any of them) with respect to the determination of the number of Replacement Securities, or if so requested by the Company or the Series A Majority, the Board shall refer such dispute to the Dispute Resolution Auditor for determination.  Each of the Company and the Series A Majority shall have the opportunity to submit a written statement in support of their respective positions with respect to the disputed items, to provide supporting materials to the Dispute Resolution Auditor in defense of their respective positions with respect to such disputed items, and to submit a written statement responding to the other party’s position with respect to such disputed items. In any such case, the Dispute Resolution Auditor shall (acting as an expert and not as an arbitrator) (a) determine the number of Replacement Securities in accordance with the terms of this Agreement and on the basis of the materials provided by the parties as contemplated by the immediately preceding sentence, and (b) make available to all Shareholders their report with respect to such determination; and the costs of the Dispute Resolution Auditor in making such determination shall be borne and paid by the Company and/or the Series A Majority in accordance with the Cost Allocation Procedure set out in clause 5.9. In the absence of manifest error, such determination shall be conclusive and binding on all concerned.

7.	ANTI-DILUTION PROTECTION

7.1.
Other than in the case of an Approved Issuance or Transfer, if New Securities are issued by the Company at a price per New Security which equates to less than the Starting Price of the Series A Shares (a “Qualifying Issue”) (which in the event that the New Security is not issued for cash shall be a price certified by the Auditors acting as experts and not as arbitrators as being in their opinion the current cash value of the new consideration for the allotment of the New Securities), then the Company shall issue to each holder of Series A Shares (the “Exercising Investor”) a number of new Series A Shares determined by applying the following formula (and rounding the product, N, down to the nearest whole share), subject to adjustment as certified in accordance with clause 7.3 (the “Anti-Dilution Shares”):

Where:

N =	Number of Anti-Dilution Shares to be issued to the Exercising Investor

WA =

SIP =	Starting Price

ESC =
the number of Shares in issue plus the aggregate number of shares in respect of which options to subscribe have been granted, or which are subject to convertible securities (including but not limited to warrants) in each case immediately prior to the Qualifying Issue

QISP =
the lowest per share price of the New Securities issued pursuant to the Qualifying Issue (which in the event that that New Security is not issued for cash shall be the sum certified by the Auditors acting as experts and not arbitrators as being in their opinion the current cash value of the non-cash consideration for the allotment of the New Security)

NS =	the number of New Securities issued pursuant to the Qualifying Issue

Z =	the number of Series A Shares held by the Exercising Investor prior to the Qualifying Issue.

The parties acknowledge that an Exercising Investor shall not receive any Anti-Dilution Shares pursuant to this clause 7.1 to the extent that such Anti-Dilution Shares are duplicative of Anti-Dilution Shares issued to such Exercising Investor in connection with a prior Qualifying Issue.

7.2.	The Anti-Dilution Shares shall:

(a)
be paid up by the automatic capitalisation of available reserves of the Company, unless and to the extent that the same shall be impossible or unlawful, in which event the Exercising Investors shall be entitled to subscribe for the Anti-Dilution Shares in cash at par (being the par value approved in advance by Series A Majority Consent) and the entitlement of such Exercising Investors to Anti-Dilution Shares shall be increased by adjustment to the formula set out in clause 7.1 so that the Exercising Investors shall be in no worse position than if they had not so subscribed at par.  In the event of any dispute between the Company and any Exercising Investor as to the effect of clause 7.1 or this clause 7.2, the matter shall be referred to the Dispute Resolution Auditor for certification of the number of Anti-Dilution Shares to be issued.  The Dispute Resolution Auditor’s certification of the matter shall, in the absence of manifest error, be final and binding on the Company and each of the Shareholders. The costs of the Dispute Resolution Auditor in making such certification shall be borne and paid by the Company and/or the Exercising Investor in accordance with the Cost Allocation Procedure set out in clause 5.9; and

(b)
subject to the payment of any cash payable pursuant to clause 7.2(a) (if applicable), be issued, credited fully paid up in cash and shall rank pari passu in all respects with the existing Series A Shares, within seven (7) days of the expiry of the offer being made by the Company to the Exercising Investor and pursuant to clause 7.2(a).

7.3.
In the event of any Bonus Issue or Reorganisation, the Starting Price of each Series A Share shall also be subject to adjustment on such basis as may be agreed by the Company with the Series A Majority Consent within fourteen (14) days after any Bonus Issue or Reorganisation.  If the Company and the Series A Majority do not agree on such adjustment, the determination of such adjustment shall be referred to the Dispute Resolution Auditor. Each of the Company and the Series A Majority shall have the opportunity to submit a written statement in support of their respective positions with respect to the disputed items, to provide supporting materials to the Dispute Resolution Auditor in defense of their respective positions with respect to such disputed items, and to submit a written statement responding to the other party’s position with respect to such disputed items.  In any such case, the Dispute Resolution Auditor shall (a) determine such adjustment in accordance with the terms of this Agreement and on the basis of the materials provided by the parties as contemplated by the immediately preceding sentence, and (b) make available to all Shareholders their report with respect to such determination; and the costs of the Dispute Resolution Auditor in making such determination shall be borne and paid by the Company. In the absence of manifest error, such determination shall be conclusive and binding on all concerned.

8.	ISSUES OF NEW SECURITIES

8.1.
Other than pursuant to an Approved Issuance or Transfer, the Company shall not allot or issue any New Securities unless (a) such allotment or issuance is in compliance with schedule 2 and (b) such allotment or issuance is in accordance with this clause 8.  No Investor shall have any obligation pursuant to this clause 8 (including, without limitation, clause 8.8), unless the applicable offering and issuance of such New Securities is made in compliance with schedule 2.

8.2.
If the Company proposes to allot any New Securities, such New Securities shall not be allotted to any person unless the Company has in the first instance offered them to all Shareholders holding not less than 3% of the outstanding Shares (the “Subscribers”), on the same terms and at the same price as such New Securities are being offered to other persons on a pari passu and pro rata basis to the number of Shares (as if all Shares constituted one and the same class) held by those holders (as nearly as may be without involving fractions).  Such offer:

(a)
shall be in writing, be open for acceptance from the date of the offer to the date four (4) calendar weeks after the date of the offer (inclusive) (the “Subscription Period”) and give details of the number and subscription price of the New Securities; and

(b)
may stipulate that any Subscriber who wishes to subscribe for a number of New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities for which they wish to subscribe.

If the Dutch civil law notary executing the notarial deed of issue of New Securities requires a waiver of the right to participate in any allotment under this clause 8 or an acknowledgement that no such right exists from one or more Shareholders holding less than 3% of the outstanding Shares, each such Shareholder shall sign such waiver or acknowledgment, specifying that it does not wish to subscribe for any such New Securities.

8.3.
If after the allotments have been made pursuant to clause 8.1 all of the New Securities have not been allotted, then the Board shall offer the unallotted New Securities to the Subscribers who participated in the relevant issuance of New Securities (such offer to be made pro rata to their holding of Shares) inviting them to apply in writing within the period from the date of the offer to the date seven (7) days after the date of the offer (inclusive) for the maximum number of New Securities for which they wish to subscribe and that offer shall be made in accordance with clause in 8.1, mutatis mutandis.

8.4.	The provisions of clauses 8.1 and 8.3 shall not apply to:

(a)
New Securities issued or granted in order for the Company to comply with its obligations under this Agreement or any other agreement that is both (i) effective as of the Completion Date and (ii) listed in item 1 of the specific disclosures table set out in the Disclosure Letter (as defined in the Subscription Agreement), including Anti-Dilution Shares and Ordinary Shares issued upon conversion of Series A Shares;

(b)	New Securities issued as consideration for the assets and/or equity interests acquired by the Company in connection with the acquisition of any company or business by any Group Company;

(c)	New Securities which the Series A Majority have agreed in writing should be issued without complying with the procedure set out in this clause 8;

(d)	New Securities issued as a result of a Bonus Issue; and

(e)	New Securities issued pursuant to clause 5 of the Subscription Agreement.

8.5.
The provisions of clauses 8.1 to 8.3 (inclusive) shall not apply to the issue of any New Securities in circumstances where the Board reasonably determines that the Group requires funding on an urgent basis, in which case the Company shall issue the New Securities to any Shareholder (the “Funding Shareholder”) as the Board may determine in its reasonable discretion (an “Accelerated Issue”) and, subject to clause 8.6, any rights of pre-emption for each of the other Shareholders in respect of the Accelerated Issue (each, an “Affected Shareholder”) shall be deemed to be waived.

8.6.	Subject to compliance with schedule 2 and this clause 8, following an Accelerated Issue:

(a)
each Affected Shareholder is entitled, but not obliged, to subscribe for such number of New Securities comprising the Accelerated Issue (at the same price and on the same terms as the subscribing Shareholder in the Accelerated Issue) as it would otherwise have been entitled to subscribe for pursuant to clause 8.1;

(b)	within twenty-eight (28) days following such Accelerated Issue, the Board shall notify each Affected Shareholder in writing of its entitlement pursuant to clause 8.1;

(c)
to the extent that any Funding Shareholder receives New Securities in excess of the pro rata number of New Securities to which such Funding Shareholder would have been entitled had the Accelerated Issue been made in accordance with clause 8.1, the Funding Investor shall, within fourteen (14) days of the issue of such New Securities, offer each other Shareholder the opportunity to acquire such number of New Securities as would (assuming all Shareholders offered such an opportunity accepted it) be equal to their pro rata entitlement to the relevant New Securities issued in connection with the Accelerated Issue;

(d)
those Shareholders to whom New Securities are offered pursuant to clause 8.6(c) must either: (i) accept the offer and notify the Funding Shareholder of such portion of its pro rata share of the New Securities which are the subject of the Accelerated Issue which it intends to take up, in which case the relevant parties shall use all reasonable endeavours to complete the relevant transfer(s) within thirty (30) days of completion of the Accelerated Issue; or (ii) reject the offer; and, in the event that a holder of Ordinary Shares fails to timely make such an election, it will be deemed to have rejected the offer in full; and

(e)
all New Securities offered for transfer pursuant to clause 8.6(c) shall be so offered at the same price per New Security as paid by the Funding Shareholder (payable by the accepting Shareholders simultaneously with the transfer of such New Securities pursuant to clause 8.6(d)).

8.7.
Any New Securities offered under this clause 8 to an Investor may be accepted in full or part only by a Member of the same Fund Group as that Investor in accordance with the terms of this clause 8 (subject to such recipient entering into a Deed of Adherence (as defined below)).

8.8.
Each Shareholder shall, as far as it is legally able, exercise all voting rights and powers (direct or indirect) available to it to procure the passing of all necessary resolutions or approvals to facilitate and implement (a) any Accelerated Issue and/or (b) any issue of New Securities pursuant to clause 8.1.

8.9.
If New Securities are issued to a Permitted Transferee of a Shareholder and such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder, such Permitted Transferee must, prior to ceasing to be a Permitted Transferee of such Shareholder, transfer such securities to such Shareholder or a Permitted Transferee of such Shareholder.

9.	BOARD

9.1.	The Board will consist of up to four directors (collectively, the “Directors” and each, a “Director”), appointed pursuant to clauses 9.2 or 9.3, as applicable.

9.2.
The holders of the majority of Ordinary Shares shall have the right to appoint and maintain in office up to three (3) natural persons (one of whom may, at the election of such majority, be the chief executive officer of the Group) as they may from time to time nominate to act as a Director and to remove any Director so appointed and, upon his or her removal, to appoint another director in his or her place.  As of the date of this Agreement, the Directors appointed pursuant to this clause 9.2 are Menachem Atzmon and Ron Atzmon.

9.3.
For so long as the Investors collectively own at least one third of the number of Series A Shares that are in issue as of the date of this Agreement, the holders of the majority of Series A Shares shall have the right to appoint and maintain in office one natural person as they may from time to time nominate to act as a Director and to remove any Director so appointed and, upon his or her removal, to appoint another director in his or her place (each such director being an “Investor Director”). The Investor Director as of the date of this Agreement is Arun Agarwal.

9.4.
Only the Shareholder(s) entitled to appoint one (1) or more Directors pursuant to clause 9.2 or 9.3, as applicable, shall be entitled to vote their Shares so as to remove from office any Director appointed pursuant to such clause, as applicable.

9.5.
Board meetings will be held at intervals of not less than once per calendar quarter.  Members of the Board may participate in any meeting through the use of any means of conference telephones or similar communications equipment as long as all Directors participating can hear one another.  A Director so participating is deemed to be present in person at the meeting and such Director’s telephonic attendance constitutes waiver of notice subject to the other terms of this clause 9.

9.6.
For so long as TPG and its Permitted Transferees collectively hold not less than 5% of the outstanding Shares, TPG shall have the right to appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board (who will be entitled to speak at any such meetings but will not be entitled to vote).  As of the date of this Agreement, the observer appointed pursuant to this clause 9.6 is Raj Surapaneni.

9.7.
For so long as ICTS and its Permitted Transferees collectively hold not less than 5% of the outstanding Shares, ICTS shall have the right to appoint a representative to attend as an observer at each and any meeting of the Board and of each and any committee of the Board (who will be entitled to speak at any such meetings but will not be entitled to vote).

9.8.
The Board may establish such committees as are customary and appropriate. Each Director shall be entitled, at his or her request, to be appointed to (a) any such committee of the Board that may be established from time to time and (b) the board of directors (or similar governing authority) of each Group Company.

9.9.
The Company shall send to the Investors, the Investor Director, and each observer appointed by ICTS or one or more Investors (in electronic form if so requested): (a) reasonable advance notice of each meeting of the Board (being not fewer than seven (7) days) and each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting, together with all relevant papers; and (b) as soon as practicable after each meeting of the Board (or committee of the Board), a copy of the minutes.

9.10.
Save with Series A Majority Consent, (a) the Board may not transact any business at any meeting of the Board unless a quorum is present, (b) quorum for a meeting shall be deemed present only if a majority of the Directors are present at such meeting and such majority includes at least one Director appointed pursuant to clause 9.2 and the Investor Director, and (c) no business shall be transacted at any meeting of the Board save for that specified in the agenda referred to in clause 9.9. If a quorum is not constituted at any meeting of the Board within thirty (30) minutes from the time appointed for the meeting because the Investor Director or any other Director is not present, or if during the meeting a quorum ceases to be present for a period exceeding ten (10) minutes because the Investor Director or any other Director ceases to be present, then such meeting shall be adjourned for seven (7) days, whereupon the meeting will be reconvened and notice thereof shall be provided in accordance with clause 9.9(a) (as such, a “Reconvened Meeting”) and quorum shall again be determined as set forth in sub-paragraph (b) of this clause 9.10. Notwithstanding anything to the contrary in this clause 9.10, if a quorum is not constituted at any Reconvened Meeting within thirty (30) minutes from the time appointed for such Reconvened Meeting because the Investor Director or any other Director is not present, or if during such Reconvened Meeting a quorum ceases to be present for a period exceeding ten (10) minutes because the Investor Director or any other Director ceases to be present, then such Reconvened Meeting shall be adjourned for seven (7) days, whereupon the meeting will be reconvened a second time and notice thereof shall be provided in accordance with clause 9.9(a) (the “Further Reconvened Meeting”), and such meeting will be quorate notwithstanding the absence of any Investor Director if and only if, at such Further Reconvened Meeting, all Directors other than the Investor Director (i) are present at such Further Reconvened Meeting and (ii) unanimously and reasonably determine at such Further Reconvened Meeting that the Investor Director was absent from each of the applicable meeting, the Reconvened Meeting and the Further Reconvened Meeting for the principal purpose of preventing quorum.

9.11.
The Company will reimburse each Director and each observer appointed by the Investors and/or ICTS with the reasonable costs and out of pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of any Group Company.

9.12.
Subject always to a Director complying with his or her obligations of confidentiality to the Company (breach of which shall be the responsibility of the Shareholder appointing such Director), any Director and/or observer shall be at liberty from time to time to make full disclosure to its appointing Shareholder of any information relating to the Company.

9.13.
The parties agree that the Investor Director shall be under no obligation to disclose any information or opportunities to any Group Company except to the extent that the information or opportunity was passed to him or her expressly in his or her capacity as a Director.

9.14.
To the fullest extent permitted by law, as the same exists or as may hereafter be amended, a Director shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a Director except for liability (a) for any breach of the Director’s duty of loyalty to the Company or its Shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (c) for any transaction from which the Director derived any improper personal benefit. If the applicable law is amended, and after approval by the Shareholders of this clause 9.14, to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the such applicable law, as so amended.

9.15.
To the fullest extent permitted by applicable law, the Company shall provide indemnification of (and advancement of expenses to) Directors, officers and agents of the Company (and any other persons to whom applicable law requires the Company to provide indemnification). The Company shall not provide more favorable indemnification and expense advancement to the Directors appointed pursuant to clause 9.2 than it does to the Investor Director.  The Company is authorized to provide such indemnification and expense advancement through agreements with such Directors, officers, agents or other persons, a vote of shareholders or disinterested Directors, or otherwise.  Such indemnification and expense advancement may be in excess of the indemnification and expense advancement otherwise required or permitted by applicable law.  Any amendment, repeal or modification of the foregoing provisions of this clause 9.15 shall not (a) adversely affect any right or protection of any Director, officer or other agent of the Company existing at the time of such amendment, repeal or modification or (b) increase the liability of any Director, officer or other agent of the Company with respect to any acts or omissions of such Director, officer or agent occurring prior to, such amendment, repeal or modification.

10.	INFORMATION RIGHTS

10.1.
As long as an Investor holds at least 3% of the outstanding Shares, the Company shall for each financial quarter prepare management accounts (at a level similar to the level of detail provided to TPG for management accounts during due diligence prior to the Completion Date) with comparisons to budgets and containing trading and profit and loss accounts, balance sheets, cash flow statements and forecasts and shall deliver them to the Investors within forty-five (45) days after the end of such financial quarter to which the management accounts relate.

10.2.
The Company shall prepare a detailed operating and capital budget and cash flow forecast in respect of each Financial Year of the Company (at a level similar to the level of detail provided to TPG for management accounts during due diligence prior to the Completion Date), which such budget shall be subject to the approval of the Board and, following such approval, shall be delivered to each Investor at least thirty (30) days prior to the end of the Company’s preceding Financial Year (the “Budget”).

10.3.
The audited accounts of the Company and audited consolidated accounts of the Group Companies in respect of each accounting period together with the relevant audit and management letters and all correspondence between the Company and the Auditors concerning the accounts, shall be completed and approved by the Board and delivered to the Investors within one hundred thirty-five (135) days after the end of the accounting period to which such audited accounts relate.

10.4.
The Company shall provide each Investor and ICTS promptly with such other information concerning the Company and its business as such Investor or ICTS may reasonably require from time to time (including to comply with its reporting and disclosure requirements under applicable law).

10.5.
The Company shall promptly (and, in any event, within three (3) days) provide the Investors and ICTS with details of any bona fide offer from any person wishing to enter into any Asset Sale or Share Sale or purchase any of the Company’s assets or share capital or loan capital which may from time to time be brought to its or their attention.

10.6.
The Company shall permit each Investor and ICTS, at such person’s expense (as applicable), to visit and inspect the Company’s properties and to examine its books and account records, all on reasonable notice and at such times during normal working hours as may be reasonably requested by such Investor or ICTS; provided, however, that the Company: (a) may require such Investor or ICTS to enter into customary confidentiality undertakings with respect to any information that it shares with such Investor or ICTS; and (b) shall not be obligated pursuant to this clause 10.6 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar confidential information.

10.7.
If the Company does not comply with its obligations in clauses 10.1 to 10.6 (inclusive) or if the Series A Majority reasonably suspects that the affairs of any Group Company have been conducted in an improper way, the Investors, the Investor Director and a firm of accountants nominated by the Series A Majority at the Company’s expense will (without prejudice to any other remedies or rights which any Investor may have in respect of any such non-performance or breach) be entitled to attend the Company’s premises to examine the books and accounts of the Company and to discuss the Company’s affairs, finances and accounts with its Directors, officers and senior employees.  The Company separately undertakes to the Investors to co-operate with any accountants appointed by the Series A Majority pursuant to this clause 10.7.

11.	RESERVED MATTERS

11.1.
To the extent applicable and legally permissible, each of the Directors and each of the Shareholders shall exercise all of their respective voting rights and powers of control in relation to the Group Companies to procure that, save with Series A Majority Consent, the Company shall not effect any of the matters referred to in schedule 2.

11.2.
As a separate obligation, severable from the obligations in clause 11.1, to the extent applicable and legally permissible, the Company agrees that, save with Series A Majority Consent, it shall not effect any of the matters referred to in schedule 2.

11.3.
Each Investor Director or such other person as each Investor shall nominate in writing to the Board shall be authorised to communicate in writing the Series A Majority Consent, if granted, to any of the matters referred to in schedule 2.

12.	BUSINESS UNDERTAKINGS

The Company and ICTS severally undertake to the Investors to procure that, so far as it lies within their respective power to do so, the Company shall comply with each of the requirements set out in schedule 3.

13.	EXIT

General

13.1.
It is the parties’ intention to effect a Sale or IPO no later than the five (5)-year anniversary of the Completion Date. Subject to any restrictions to which the parties are subject, the Company shall keep the Investor and ICTS reasonably informed of all and any developments which might lead to any Sale or IPO.

13.2.
Each party acknowledges and agrees that upon a Sale or IPO the Company and the Board shall have primary responsibility for effecting such Sale or IPO and that neither the Investors nor ICTS shall be obliged to give warranties or indemnities (except a warranty as to title to the shares held by such Investor and capacity and authority of that Investor to enter into the relevant Sale documents).

13.3.
Upon the occurrence of an Exit, each Shareholder shall pay its pro rata share (as a deduction from the gross pre-tax proceeds to be received, without prejudice to any other deductions lawfully required to be made) of the Company’s reasonable, documented and out-of-pocket costs incurred by the Group in connection with such Exit.

Transfer Facilitation

13.4.
At any time and from time to time after the five (5)-year anniversary of the Completion Date, upon TPG’s written request to the Company (a “Transfer Facilitation Request”), the Company shall use its reasonable endeavours to facilitate the sale by TPG of the Series A Shares acquired by it on the Completion Date or pursuant to clause 5.2 of the Subscription Agreement (the “TPG Preferred Stock”).  For this purpose, TPG Preferred Stock includes all Ordinary Shares issued upon conversion of the TPG Preferred Stock pursuant to clause 5.  In the event that, as a result of the Transfer Facilitation Request, TPG receives a bona fide offer from a third party to transfer 100% of the TPG Preferred Stock (a) at a price per Share, payable in cash at completion of such transaction, of not less than 150% of the Starting Price, taking into account all dividends previously paid thereon, and (b) otherwise on customary terms (a “Qualifying Offer”), then, in any such case, TPG shall either (i) consummate such transfer or (ii) irrevocably waive the right to deliver a Sale Request (as defined below); provided, however, in the event more than one Qualifying Offer is received on or prior to the three (3)-month anniversary of a Transfer Facilitation Request, TPG may, subject to clause 13.5, accept any such Qualifying Offer in its sole discretion and transfer 100% of the TPG Preferred Stock to such third party, subject, for purposes of this Agreement, only to clause 13.5.

13.5.
If TPG reasonably expects to receive a Qualifying Offer, it shall provide written notice thereof to ICTS (an “ICTS ROFR Notice”).  ICTS may, at any time on or prior to the seventh (7th) day following receipt of such ICTS ROFR Notice, deliver an unconditional and irrevocable offer (a) to purchase 100% of the TPG Preferred Stock, (b) setting forth the aggregate purchase price offered for such TPG Preferred Stock, payable in cash at completion, and (c) setting forth the material terms upon which such offer is made (an “Irrevocable ICTS ROFR Exercise Election”).  If ICTS does not timely deliver an Irrevocable ICTS ROFR Exercise Election or if the material terms of such offer differ in any material respect from the terms of the applicable Qualifying Offer, then ICTS shall be deemed, on behalf of itself and its Affiliates, to have specified that it does not wish to purchase any of the TPG Preferred Stock and to irrevocably waive its rights under this clause 13.5.

Sale Transaction

13.6.
If TPG holds any TPG Preferred Stock on or after the three (3)-month anniversary of a Transfer Facilitation Request, upon TPG’s written request to consummate a Sale Transaction (as defined below) pursuant to this clause 13.6 (a “Sale Request”), then the Company shall use all reasonable endeavours to consummate, within six (6) months following delivery of such Sale Request, a Sale (a “Sale Transaction”) pursuant to the best offer then available (a “Company Offer”). If (i) the Company is ready, willing and able to consummate a Sale Transaction pursuant to a Company Offer on or prior to the six (6)-month anniversary of a Sale Request, (ii) an act or omission of TPG is the principal cause such Sale Transaction is not consummate, and (iii) such Company Offer would have constituted a Qualifying Offer if such Company Offer had been obtained as a result of a Transfer Facilitation Request, then TPG shall irrevocably waive its right to exercise the rights set out in clause 13.7.

Exit Event/IPO

13.7.
If a Sale Transaction is not consummated within six (6) months following delivery of a Sale Request, then TPG may: (a) identify a bona fide third party purchaser to acquire the Company or its assets pursuant to a Sale; and/or (b) cause the Company to consummate an IPO; and, in any such case, so long as the price per share applicable to the Ordinary Shares in such transaction is not less than the price per share applicable to Ordinary Shares in any Company Offer obtained within six (6) months following delivery of a Sale Request, then each Shareholder shall be required to, as applicable, vote for, consent to, transfer their Shares pursuant to, and take such other action as may be reasonably required to consummate, any such Exit approved by TPG (and the provisions of clause 16 shall apply to such Exit, mutatis mutandis).

14.	TRANSFERS OF SHARES

14.1.
In this Agreement, reference to the transfer of a Share includes the direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration or otherwise, of all or any record, beneficial or other interest in such Share or the creation of a trust or Encumbrance over such Share, and reference to a Share includes a beneficial or other interest in a Share.

14.2.	No Share may be transferred unless the transfer is made in accordance with this clause 14 or pursuant to clauses 13, 15, 16 or 17.

14.3.	ICTS may transfer Shares pursuant to an Approved Issuance or Transfer only in compliance with, and subject to the terms and conditions of, the Subscription Agreement.

14.4.	A Shareholder (who is not a Permitted Transferee) (the “Original Shareholder”) may transfer all or any of his, her or its Shares to a Permitted Transferee without restriction as to price or otherwise.

14.5.
Shares previously transferred as permitted by clause 14.4 may be transferred by the applicable Permitted Transferee to any other Permitted Transferee of the Original Shareholder without restriction as to price or otherwise.

14.6.
If a Permitted Transferee who was a Member of the same Group as the Original Shareholder ceases to be a Member of the same Group as the Original Shareholder, the Permitted Transferee must not later than seven (7) days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise.

14.7.
If a Permitted Transferee who was a Member of the same Fund Group as the Original Shareholder ceases to be a Member of the same Fund Group, the Permitted Transferee must not later than seven (7) days after the date on which the Permitted Transferee so ceases, transfer the Shares held by it to the Original Shareholder or a Member of the same Fund Group as the Original Shareholder (which in either case is not in liquidation) without restriction as to price or otherwise

14.8.
On the death, bankruptcy, liquidation, administration or administrative receivership of a Permitted Transferee (other than a joint holder) his or her personal representatives or trustee in bankruptcy, or its liquidator, administrator or administrative receiver must within seven (7) days after the date of the grant of probate, the making of the bankruptcy order or the appointment of the liquidator, administrator or the administrative receiver execute and deliver to the Company a transfer of the Shares held by the Permitted Transferee without restriction as to price or otherwise. The transfer shall be to the Original Shareholder if still living and/or existing (and not bankrupt or in liquidation) or, if so directed by the Original Shareholder, to any Permitted Transferee of the Original Shareholder.

14.9.
A transfer of any Shares approved by the Board and the Series A Majority may be made without restriction as to price or otherwise and with any such conditions as may be imposed and each such transfer shall be registered by the Company and the Directors.

14.10.
Any Shares may at any time be transferred where there is a sale of the entire issued share capital of the Company to a Holding Company (including for purposes of a Reorganisation Transaction), which has been approved by a majority of the Board, including Series A Majority Consent.

14.11.
No Shares shall be transferred unless the transferee has (unless it is already a party to this Agreement) first executed a deed of adherence in the form set out in schedule 4 (the “Deed of Adherence”). The Deed of Adherence shall be in favour of the Company, the Investors and any other parties to this Agreement and shall be delivered to the Company at its registered office and to the Shareholders.  For the avoidance of doubt, this clause 14.11 also applies to Permitted Transferees.

15.	PRE-EMPTION ON TRANSFERS

15.1.
Save in the case of an Approved Issuance or Transfer or where the provisions of clauses 13.4 to 13.7 (inclusive), 14.3 to 14.10 (inclusive), 16 or 17 apply, any transfer of Shares by a Shareholder shall be subject to the pre-emption rights contained in this clause 15.

15.2.
A Shareholder who wishes to transfer Shares (other than pursuant to a Deemed Liquidation Event) (a “Seller”) shall, except as otherwise provided in this Agreement, no less than fourteen (14) days before transferring or agreeing to transfer any Shares give notice in writing (a “Transfer Notice”) to the Company, specifying:

(a)	the number of Shares which he wishes to transfer (the “Sale Shares”);

(b)	if such Shareholder wishes to sell the Sale Shares to a third party, the name of the proposed transferee;

(c)	the price at which such Shareholder wishes to transfer the Sale Shares, broken down on a per Share basis (the “Transfer Price”); and

(d)	whether the Transfer Notice is conditional on all or a specific number of the Sale Shares being sold to Shareholders (a “Minimum Transfer Condition”).

15.3.	A Transfer Notice constitutes the Company the agent of the Seller for the sale of the Sale Shares at the Transfer Price.

15.4.
As soon as practicable following receipt of a Transfer Notice, the Board shall offer the Sale Shares for sale to each of the Shareholders (other than the Seller) holding not less than 3% of the outstanding Shares (the “Continuing Shareholders”), in the manner set out below in this clause 15.  Each offer must be in writing and give details of the number of the Sale Shares offered (and such offer must be made at the relevant Transfer Price).

15.5.
The Board shall offer the Sale Shares to all Continuing Shareholders inviting them to apply in writing within the period from the date of the offer to the date fourteen (14) days after the offer (inclusive) (the “Offer Period”) for the maximum number of Sale Shares they wish to buy at the Transfer Price.

15.6.	If the Sale Shares are subject to a Minimum Transfer Condition then any allocation made under this clause 15 will be conditional on the fulfilment of the Minimum Transfer Condition.

15.7.
If, at the end of the Offer Period, the number of Sale Shares applied for is equal to or exceeds the number of Sale Shares, the Board shall allocate the Sale Shares to each Continuing Shareholder who has applied for Sale Shares in the proportion (fractional entitlements being rounded to the nearest whole number) which his or her existing holding of Shares bears to the total number of Shares held by those Continuing Shareholders who have applied for Sale Shares which procedure shall be repeated until all Sale Shares have been allocated but no allocation shall be made to a Shareholder of more than the maximum number of Sale Shares which he has stated he is willing to buy.

15.8.
If, at the end of the Offer Period, the number of Sale Shares applied for is less than the number of Sale Shares, the Board shall allocate the Sale Shares to the Continuing Shareholders in accordance with their applications and the balance will be dealt with in accordance with clause 15.13.

15.9.
If the Transfer Notice includes a Minimum Transfer Condition and the total number of Shares applied for does not meet the Minimum Transfer Condition the Board shall notify the Seller and all those to whom Sale Shares have been conditionally allocated under this clause 15 stating the condition has not been met and that the relevant Transfer Notice has lapsed with immediate effect.

15.10.
If: (a) the Transfer Notice does not include a Minimum Transfer Condition; or (b) the Transfer Notice does include a Minimum Transfer Condition and allocations have been made in respect of all or the minimum required number of the Sale Shares; then the Board shall, when no further offers are required to be made under clauses 15.5 to 15.8 (inclusive) give written notice of allocation (an “Allocation Notice”) to the Seller and each Shareholder to whom Sale Shares have been allocated (an “Applicant”) specifying the number of Sale Shares allocated to each Applicant and the place and time (being not less than seven (7) days nor more than fourteen (14) days after the date of the Allocation Notice) for completion of the transfer of the Sale Shares.

15.11.	Upon service of an Allocation Notice, the Seller must, against payment of the Transfer Price, transfer the Sale Shares in accordance with the requirements specified in it.

15.12.	If the Seller fails to comply with the provisions of clause 15.11:

(a)	any Director, or some other person nominated by a resolution of the Board, may on behalf of the Seller:

(i)	complete, execute and deliver in his name all documents necessary to give effect to the transfer of the relevant Sale Shares to the Applicants;

(ii)	receive the Transfer Price and give a good discharge for it; and

(iii)	(subject to the Shares being duly transferred) enter the Applicants in the register of Shareholders as the holders of the Shares purchased by them; and

(b)
the Company shall pay the Transfer Price into a separate bank account in the Company’s name on trust (but without interest) or otherwise hold the Transfer Price on trust for the Seller until all transfer formalities have been met.

15.13.
If an Allocation Notice does not relate to all the Sale Shares then, subject to clauses 15.14 and 17, the Seller may, within three (3) months after service of the Allocation Notice, transfer the unallocated Sale Shares to any person at a price at least equal to the Transfer Price.

15.14.
The applicable Seller or Selling Shareholder (as the case may be) shall promptly provide such information as is available to such Seller or Selling Shareholder (as the case may be) and as is reasonably requested by the Board for the purpose of enabling the Board to form an opinion as to whether the applicable person to whom such Sale Shares are being transferred pursuant to clause 15.13 is a competitor, or is an Affiliate of a competitor, of the Group.

15.15.
Any Sale Shares offered under this clause 15 to an Investor may be accepted in full or part only by a Member of the same Fund Group as that Investor or a Member of the same Group as that Investor in accordance with the terms of this clause 15.

16.	DRAG-ALONG

16.1.	If there is proposed:

(a)
a Deemed Liquidation Event that would result in a price per Series A Share of not less than an amount equal to 150% of its Starting Price (taking into consideration for such purpose all dividends previously paid thereon) and which either: (i) is approved by the Board, the Series A Majority, and holders of a majority of the Ordinary Shares; or (ii) without implied limitation of schedule 2, results in proceeds distributable in respect of each Series A Share equal to not less than the Return Threshold; or

(b)
a Deemed Liquidation Event that would result in a price per Series A Share equal to or greater than an amount equal to 150% of its Starting Price (taking into consideration for such purpose all dividends previously paid thereon) that is approved by the Board and holders of a majority of the Shares;

then, in any such case, each Shareholder shall: (i) following receipt of written notice from the Company (which the Company agrees to give) consent to, vote for, raise no objections to, waive any applicable rights in connection with such proposed Deemed Liquidation Event or Exit; and (ii) if the Deemed Liquidation Event is a Share Sale, comply with the remaining provisions of this clause 16, subject to first having received written notice from the Company containing the information set out in clause 16.2 (the “Sale Notice”).  For the avoidance of doubt, this clause 16 shall not apply to any holder of Series A Shares if (A) the Company is prohibited from consummating such Deemed Liquidation Event without the Series A Majority Consent and (B) such Series A Majority Consent has not been obtained.

16.2.	The Sale Notice shall specify:

(a)
that each Shareholder is required to transfer a proportionate portion of his, her or its Shares under this clause 16, which such proportionate portion shall be determined for each Shareholder by multiplying (i) the percentage of the outstanding Shares held by such Shareholder immediately prior to such Deemed Liquidation Event by (ii) the aggregate number of outstanding Shares to be transferred to the Relevant Purchaser (as defined below) in such Deemed Liquidation Event;

(b)	the person to whom the Shares are to be transferred (the “Relevant Purchaser”);

(c)
the consideration (whether in cash or otherwise) for which the Shares are to be transferred (such consideration to be allocated between the shares in accordance with the provisions of clause 4.1) (the “Consideration”);

(d)	the proposed date of transfer; and

(e)
the form of any sale agreement or form of acceptance or any other document of similar effect, such as a notarial deed of transfer and/or powers of attorney in relation to such deed, that the Shareholders are required to sign in connection with such sale (the “Sale Agreement”);

and, in the case of paragraphs (b) to (d) of this clause 16.2, whether actually specified or to be determined in accordance with a mechanism described in the Sale Notice.  No Sale Notice or Sale Document (as defined below) may require a Shareholder to agree to any terms except those specifically provided for in this clause 16.

16.3.
The Sale Notice shall be irrevocable but will lapse if for any reason there is not a sale of the Shares pursuant to this clause 16 within one hundred twenty (120) days after the date of service of the Sale Notice. Subject to the terms of clause 16.1 being satisfied, the Company shall be entitled to serve further Sale Notices following the lapse of any particular Sale Notice.

16.4.
In respect of a transaction that is the subject of a Sale Notice and with respect to any Sale Document, a Shareholder shall only be obliged to undertake to transfer such Shareholder’s Shares with full title guarantee in receipt of the Consideration when due and shall not be obliged to (a) give warranties or indemnities except a warranty as to capacity to enter into the Sale Documents and the full title guarantee of the Shares held by such Shareholder or (b) agree to any covenant not to compete, covenant not to solicit customers, employees or suppliers of any party to the Sale Agreement or other restrictive covenant, in each case unless such Shareholder is an individual and is employed by, or provides services to, the Company or any of its Subsidiaries.

16.5.
Within seven (7) days of the Company sending the Sale Notice to the Shareholders (or such later date as may be specified in the Sale Notice) (the “Sale Completion Date”), each Shareholder shall deliver: (a) duly executed powers of attorney for the execution of the notarial deed of transfer in favour of the Relevant Purchaser; and (b) duly executed Sale Agreement, if applicable, in the form specified in the Sale Notice or as otherwise specified by the Company (collectively, the “Sale Documents”).

16.6.
On the Sale Completion Date, the Company shall pay or transfer to each Shareholder, on behalf of the relevant transferee, the Consideration that is due to the extent the relevant Purchaser has paid, allotted or transferred such consideration to the Company.  The Company’s receipt of the Consideration shall be a good discharge to the Relevant Purchaser. Following the Company’s receipt of the Consideration, but pending its payment or transfer to the Shareholder, the Company shall hold the Consideration in trust for each of the Shareholders without any obligation to pay interest.

16.7.
To the extent that the Relevant Purchaser has not, on the Sale Completion Date, paid, allotted or transferred the Consideration that is due to the Company, the Shareholders shall be entitled to the immediate return of the Sale Documents for the relevant Shares.

16.8.
A Sale Notice shall be deemed to have been served on any person becoming a Shareholder following the issue of a Sale Notice (a “New Shareholder”) on the same terms as the previous Sale Notice who shall then be bound to sell and transfer all Shares so acquired to the Relevant Purchaser and the provisions of this clause 16 shall apply with the necessary changes to the New Shareholder except that completion of the sale of the Shares shall take place immediately on the Sale Notice being deemed served on the New Shareholder.

17.	TAG-ALONG

17.1.
No transfer (other than an Approved Issuance or Transfer, a transfer to the applicable Shareholder’s Permitted Transferee, or a transfer made pursuant to clause 16) of any Shares by a Shareholder (other than any Investor) may be made or validly registered unless the relevant Shareholder and any Permitted Transferee of that Shareholder (each a “Selling Shareholder”) shall have observed the following procedures of this clause 17, unless the Series A Majority has determined in writing that this clause 17 shall not apply to such transfer.

17.2.
After the Selling Shareholder has gone through the pre-emption process set out in clause 15, the Selling Shareholder shall give to each holder of Series A Shares who both (i) holds at least 3% of the outstanding Shares and (ii) has not taken up their pre-emptive rights under clause 15 (the “Tagging Shareholders”), not less than twenty-one (21) days’ notice in advance of the proposed sale (a “Co-Sale Notice”).  The Co-Sale Notice shall specify:

(a)	the identity of the proposed purchaser (the “Buyer”);

(b)	the price per share which the Buyer is proposing to pay;

(c)	the manner in which the consideration is to be paid;

(d)	the number of Shares which the Selling Shareholder proposes to sell; and

(e)	the address where the counter-notice should be sent.

For the purposes of this clause 17.2, the price payable for each Share shall be calculated in accordance with clause 4 as if the consideration payable by the Buyer to the Selling Shareholder were used to determine the valuation of the entire issued share capital of the Company.

17.3.
Each Tagging Shareholder shall be entitled within seven (7) days after receipt of the Co-Sale Notice, to notify the Selling Shareholder that it wishes to sell a certain number of Shares held by it at the proposed sale price, by sending a counter-notice which shall specify the number of Shares which such Tagging Shareholder wishes to sell.  The maximum number of Shares which a Tagging Shareholder can sell under this procedure shall be a proportionate amount of such Tagging Shareholders’ aggregate holding of Shares, such proportion to be calculated by dividing (a) the number of Shares being sold by the Selling Shareholder by (b) the aggregate number of Shares held by the Selling Shareholder.

17.4.	Any Tagging Shareholder who does not send a counter-notice within such seven (7)-day period shall be deemed to have specified that they wish to sell no shares.

17.5.
Following the expiry of seven (7) days from the date the Tagging Shareholder receive the Co-Sale Notice, the Selling Shareholder shall be entitled to sell to the Buyer on the terms notified to the Tagging Shareholder a number of shares not exceeding the number specified in the Co-Sale Notice less any shares which the Tagging Shareholders have indicated they wish to sell; provided, however, that at the same time the Buyer (or another person) purchases from the Tagging Shareholders the number of shares they have respectively indicated they wish to sell on terms no less favourable than those obtained by the Selling Shareholder from the Buyer.

17.6.	No sale by the Selling Shareholder shall be made pursuant to any Co-Sale Notice more than three (3) months after service of that Co-Sale Notice.

17.7.	Sales made in accordance with this clause 17 shall not be subject to clause 15.

18.	TAX MATTERS

18.1.
The Company shall make due inquiry with its tax advisors (which shall be a “big four” accounting firm or other tax advisors reasonably acceptable to the Series A Majority) on at least an annual basis regarding each Group Company’s status as a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”), and if the Company is informed by its tax advisors that any Group Company has become a CFC, or that it is reasonably expected that any Group Company will become a CFC, the Company will provide written notice to the Investors. In addition, upon an Investor’s written request, and to the extent permitted under applicable law, the Company will provide to such Investor such information reasonably requested by the Investor as is in any Group Company’s possession (or that the Group Company can reasonably obtain) in order to assist such Investor in determining whether such Group Company is a CFC. If the Company or the Investor determines that any Group Company is a CFC and that the Investor (or any of its direct or indirect owners) is a “United States shareholder” with respect to such Group Company within the meaning of Section 951(b) of the Code, the Company shall (and shall procure that each Group Company shall), at the Investor’s expense with respect to reasonable third-party out of pocket costs (which costs shall, unless such services are provided by a “big four” accounting firm or other accounting firm approved by Series A Majority as set out above, be subject to prior approval by the Series A Majority (such approval not to be unreasonably withheld, conditioned or delayed)), provide such Investor with any information reasonably requested by the Investor to comply with U.S. tax law, including information necessary to calculate earnings and profits under U.S. federal income tax principles and including any information necessary to determine any income inclusion under Sections 951(a) and 951A of the Code. The Company shall make this information available for any relevant year as soon as reasonably practicable following the end of each taxable year of such Investor (and shall request of its tax advisers to provide such information no later than forty five (45) days following the end of each such taxable year). Each Shareholder shall cooperate with the Company in good faith (including by providing such information in its possession the delivery of which would not violate any applicable law or actual or implied requirement of confidentiality) as reasonably requested by the Company and as is reasonably necessary in order to allow the Company to determine whether any Group Company is a CFC.

18.2.
The Company shall make due inquiry with its tax advisors (which shall be a “big four” accounting firm or other tax advisors reasonably acceptable to the Series A Majority) on at least an annual basis regarding each Group Company’s status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), and if the Company is informed by its tax advisors that any Group Company has become a PFIC, or that it is reasonably expected that any Group Company will become a PFIC, the Company shall promptly notify the Investors of such status or risk, as the case may be, in each case requesting of its tax advisers to provide such information no later than forty five (45) days following the end of the Company’s taxable year. In connection with a “qualified electing fund” election (a “QEF Election”) made by any Investor (or any of its direct or indirect owners) pursuant to Section 1295 of the Code or a “Protective Statement” filed by an Investor (or any of its direct or indirect owners) pursuant to Section 1.1295-3 of the regulations promulgated by the United States Department of the Treasury under the Code (“Treasury Regulations”), as amended (or any successor thereto), the Company shall, at the Investor’s expense with respect to reasonable third-party out of pocket costs (which costs shall, unless such services are provided by a “big four” accounting firm or other accounting firm approved by Series A Majority as set out above, be subject to prior approval by the Series A Majority (such approval not to be unreasonably withheld, conditioned or delayed)), provide such Investor with annual financial information in the form to the reasonable satisfaction of such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (and shall request of its tax advisers to provide such information no later than forty five (45) days following the end of each such taxable year), and shall, upon the reasonable request in writing by such Investor, provide such Investor with access to such other information as is in any Group Company’s possession and reasonably available, in each case as may be required for purposes of filing U.S. federal income tax returns in connection with such QEF Election or “Protective Statement”.

18.3.
The Company is currently treated as a corporation for U.S. federal income tax purposes and shall not file any election, or take any action, to be treated as other than a corporation for U.S. federal income tax purposes without Series A Majority Consent.

18.4.
The Company intends that (a) Series A Shares shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder, and (b) no Investor shall be required to include in income as a dividend for U.S. federal income tax purposes any income or gain in respect of such stock on account of the accrual of dividends thereon (including any deemed dividends or as a result of any discount) unless and until such dividends are declared and paid in cash. The Company agrees to take no positions or actions inconsistent with such treatment, including on any IRS Form 1099.

19.	CONFIDENTIALITY

19.1.
Subject to clauses 19.2 and 19.4, each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business) any Confidential Information.

19.2.	Each Investor shall be at liberty from time to time to make such disclosure:

(a)	to its investment manager, management company, partners, trustees, shareholders, unitholders and other participants in the Investor (to the extent applicable);

(b)
as shall be required by applicable law or by any regulatory authority to which such Investor is subject or by the rules of any stock exchange or market upon which the securities of such Investor are listed or traded;

(c)	to the Auditors and/or any other professional advisers of the Company;

(d)	to the Investor’s professional advisers and to the professional advisers of any person to whom the Investor is entitled to disclose information pursuant to this clause 19.2; and

(e)
to any person who is considering making an investment in the Company or purchasing Shares for the purposes of evaluating any such investment or purchase; provided, however, that such prospective purchaser is not a competitor of any Group Company;

in each case in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit; provided, however, that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required by the Investor.

19.3.	The Company and ICTS shall be at liberty from time to time to make such disclosure:

(a)	to any Group Company;

(b)	to any Shareholder;

(c)
as shall be required by applicable law or by any regulatory authority to which the Company or ICTS is subject or by the rules of any stock exchange or market upon which the securities of ICTS are listed or traded, it being expressly acknowledged that ICTS is quoted on the OTC Market in the United States and is subject to periodic reporting requirements and regulatory oversight; provided, however, the disclosing party shall give each Investor, if such disclosure specifically relates to such Investor, the right to review such disclosure prior to making such disclosure, to the extent commercially practicable and to the extent permitted by law;

(d)	to the Auditors and/or any other professional advisers of the Company;

(e)	to the professional advisers and to the professional advisers of any person to whom the Company or ICTS is entitled to disclose information pursuant to this clause 19.3; and

(f)	to any person who is considering making an investment in the Company or purchasing Shares for the purposes of evaluating any such investment or purchase;

in each case in relation to the business affairs and financial position of the Company as it may in its reasonable discretion determine to be appropriate; provided, however, that the recipient is subject to an obligation to keep the disclosure confidential on the same basis as is required by the Company or ICTS.

19.4.	For the purposes of this clause 19, “Confidential Information” means any information or know-how of a secret or confidential nature relating to the Company or of any Investor, including:

(a)	any information regarding this Agreement and the investment by the Investors in the Company pursuant to this Agreement;

(b)	any financial information or trading information relating to the Company or of any Investor which a party may receive or obtain as a result of entering into this Agreement;

(c)	in the case of the Company, information concerning:

(i)	its finances and financial data, business transactions, dealings and affairs and prospective business transactions;

(ii)	any operational model, its business plans and sales and marketing information, plans and strategies;

(iii)	its customers, including, without limitation, customer lists, customer identities and contact details and customer requirements;

(iv)
any existing and planned product lines, services, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

(v)	its technology or methodology associated with concepts, products and services including research activities and the techniques and processes used for development of concepts, products and services;

(vi)	its computer systems and Software, including Software and technical information necessary for the development, maintenance or operation of websites;

(vii)	its current and prospective Intellectual Property;

(viii)
its Directors, officers, employees and shareholders (including salaries, bonuses, commissions and the terms on which such individuals are employed or engaged and decisions or contents of board meetings);

(ix)
its suppliers, licensors, licensees, agents, distributors or contractors including the identity of such parties and the terms on which they do business, or participate in any form of commercial co-operation with the Company;

(x)
information concerning or provided to third parties, in respect of which the Company owes a duty of confidence (in particular but without limitation, the content of discussions or communications with any prospective customers or prospective business partner); and

(xi)	any other information which it may reasonably be expected would be regarded by a company as confidential or commercially sensitive;

but shall not include any information which:

(A)
is, or which becomes (other than through a breach of this Agreement), available in the public domain or otherwise available to the public generally without requiring a significant expenditure of labour, skill or money;

(B)	is, at the time of disclosure, already known to the receiving party without restriction on disclosure;

(C)	is, or subsequently comes, into the possession of the receiving party without violation of any obligation of confidentiality;

(D)	is independently developed by the receiving party without breach of this Agreement;

(E)	is explicitly approved for release by the written consent of an authorised representative of the disclosing party or the Investor to which the information relates, as applicable;

(F)
a party is required to disclose by law, by any securities exchange or market on which such party’s securities are listed or traded, by any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law, or by any court order; or

(G)
is required by ICTS to be disclosed by virtue of the fact that ICTS is quoted on the OTC Market in the United States and is subject to periodic reporting requirements and regulatory oversight; provided, however, the disclosing party shall give each Investor, if such disclosure specifically relates to such Investor, the right to review such disclosure prior to making such disclosure, to the extent commercially practicable and to the extent permitted by law.

20.	ANNOUNCEMENTS

20.1.
Except in accordance with clauses 19.2 or 20.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including with respect to the Investors’ investment in the Company) or any ancillary matter.

20.2.	Notwithstanding clause 20.1:

(a)
the Series A Majority and the Company shall mutually agree upon the form and substance of any press release confirming (among items that may be agreed upon) the fact that the Investor holds a Series A Majority as of the Completion Date has made an investment in the Company and/or that it is a Shareholder;

(b)
any party may make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter with the prior written approval of the Series A Majority and the Company;

(c)	any party may make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter if and to the extent required by any:

(i)	applicable law;

(ii)	the rules, regulations or any order of any securities exchange on which such party’s securities are listed or traded;

(iii)	any court order;

(iv)	any Tax Authority in connection with the Tax affairs of either party (or as otherwise required to be disclosed by any Tax law); or

(v)	any regulatory or governmental or other authority with relevant powers to which such party is subject or submits, whether or not the requirement has the force of law.

21.	POWERS OF ATTORNEY

21.1.
In order to secure their obligations under clauses 13 and 16 of this Agreement, each Investor (other than TPG, which, for purposes of any provision of this clause 21, shall be excluded from any reference to an Investor) hereby irrevocably, unconditionally and severally appoints each of the Directors (as appointed to the Board from time to time) (each, an “Attorney”) to act at any time as his attorney with authority in the relevant Investor’s name and on his behalf to execute, deliver and sign any and all agreements, instruments, deeds or other papers and documents and to do all things in the relevant Investor’s name as the Attorney may in its absolute discretion consider necessary or desirable to facilitate anything under clauses 13 and 16 and the Attorney shall be entitled to delegate (by resolution of the Board) the exercise of such authority to any Director or the secretary of the Attorney from time to time, provided that such delegate shall not be authorised to delegate such authority further.

21.2.
Each Investor hereby declares that each power of attorney granted by him under this Agreement is conclusive and binding on him and that each act and every act and thing done by the applicable Attorney pursuant hereto shall be good and effectual as if the same had been done by that Investor and such Investor hereby undertakes at all times hereafter to ratify and confirm whatsoever the applicable Attorney shall lawfully do or cause to be done by virtue of and in exercise of the powers conferred by this power of attorney.

21.3.
Each Investor irrevocably and unconditionally undertakes at all times to indemnify and keep indemnified the applicable Attorney against all or any actions, proceedings, claims, costs, expenses and liabilities whatsoever arising from the exercise or purported exercise of the powers conferred or purported to be conferred by this power of attorney.

21.4.
Each Investor declares that this power of attorney granted by him under this Agreement, having been given by such Investor to the applicable Attorney to secure the Investor’s obligations including under clauses 13 and 16, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

21.5.
Each Investor agrees that the applicable Attorney is entitled at all times to take such action as the applicable Attorney considers necessary or appropriate in relation to such Investor’s obligations including under clauses 13 and 16.

21.6.	For the avoidance of doubt, no provision set forth in this clause 21 shall apply to or be deemed to apply to, or grant any or be deemed to grant any power of attorney by, ICTS or TPG.

22.	COSTS AND EXPENSES

22.1.
Save as expressly set forth in clauses 9.11, 9.15 or 10.6, or as otherwise agreed in any other legally binding documents in relation to the Investors’ investment in the Company, each party shall bear its own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

22.2.	The costs for amending the Articles shall be borne and paid by the Company.

23.	EFFECT OF CEASING TO HOLD SHARES

A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his, her or its rights with effect from the date he, she or it ceases to hold or beneficially own any Shares (but without prejudice to any benefits and rights accrued prior to such cessation).

24.	CUMULATIVE REMEDIES

Unless otherwise expressly stated in this Agreement, the rights, powers, privileges and remedies conferred upon the Investors in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

25.	WAIVER

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

26.	ENTIRE AGREEMENT

26.1.
This Agreement and the documents referred to or incorporated in it (including, without limitation, the Articles and the Registration Rights Agreement) constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

26.2.
Each of the parties acknowledges and agrees that monetary damages alone may not be an adequate remedy for the breach of any of the undertakings or obligations as set out in this Agreement.  Accordingly, without prejudice to any other rights and remedies the parties may have, the parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

26.3.	Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraud.

27.	VARIATION AND TERMINATION

27.1.
Except with the prior express written approval of both (a) Shareholders holding not less than 66.67% of the outstanding Ordinary Shares and (b) Investors holding not less than 66.67% of the Series A Shares that are in issue as of the date of this Agreement (clauses (a) and (b) of this clause 27.1, collectively, the “Requisite Approval”), no provision of this Agreement may be deleted, varied, supplemented, restated or otherwise changed in any way, at any time, in any manner (other than the making of any immaterial amendments approved by the Board which will not adversely affect the rights of the Investors or ICTS).  Any change for which Requisite Approval has been obtained shall be binding against all of the parties hereto except to the extent that such change would (i) impose any new material obligations on a party, (ii) materially and adversely vary an express contractual right of a party under this Agreement, or (iii) materially increase any existing obligation of a party under this Agreement, which, in each such case, shall be binding on each affected party only if such change was approved by such party.

27.2.
This Agreement may be terminated only with (a) the prior written consent of the Company and (b) the Requisite Approval, in which event such termination shall be binding against all of the parties hereto; provided, that, nothing in this clause 27.2 shall release any party from liability for breaches of this Agreement which occurred prior to its termination.

27.3.
This Agreement shall terminate and cease to have effect upon an IPO approved in accordance with clause 11 (Reserved Matters); provided, that, nothing in this clause 27.3 shall release any party from liability for breaches of this Agreement which occurred prior to its termination.

28.	NO PARTNERSHIP

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

29.	ASSIGNMENT AND TRANSFER

29.1.	Subject to clause 29.3, this Agreement is personal to the parties and no party shall:

(a)	assign any of its rights under this Agreement;

(b)	transfer any of its obligations under this Agreement;

(c)	sub-contract or delegate any of its obligations under this Agreement; or

(d)	charge or deal in any other manner with this Agreement or any of its rights or obligations.

29.2.	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 29.1 shall be ineffective.

29.3.
An Investor may assign the whole or part of any of its rights in this Agreement (subject to the express terms of this Agreement) to any person who has received a transfer of shares in the capital of the Company from such Investor in accordance with this Agreement and the Articles and has executed a Deed of Adherence.

30.	RIGHTS OF THIRD PARTIES

30.1.	Subject to clause 30.2, this Agreement does not confer any rights on any person or party (other than the parties to this Agreement) pursuant to the Contracts (Rights of Third Parties) Act 1999.

30.2.
The general partner of an Investor or the management company authorised from time to time to act on behalf of that Investor or another person or persons nominated by that Investor, shall be entitled to enforce all of the rights and benefits under this Agreement at all times as if party to this Agreement.

31.	CONFLICT BETWEEN AGREEMENTS

Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the Articles or the Registration Rights Agreement, the terms of this Agreement shall prevail as between the Shareholders and in such event the Shareholders shall procure such modification to the Articles or the Registration Rights Agreement, as applicable, as shall be necessary.

32.	COUNTERPARTS; NO ORIGINALS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same Agreement.  The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

33.	NOTICES

33.1.	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing (which includes email) in the English language;

(b)	signed by or on behalf of the party giving it; and

(c)	delivered by hand, pre-paid first class post (or by airmail if overseas), courier using an internationally recognised commercial courier company or by email to the party to which it is being given.

33.2.	Each Notice to ICTS shall be sent to the following address, or such other person or address as ICTS may notify to the other parties from time to time:

ICTS INTERNATIONAL N.V.
Walaardt Sacrestraat 425‑5
1117 BM Schiphol
The Netherlands
Attn: Menachem Atzmon and Alon Raich
Email: mjatzmon@netvision.net.il; alon@ictsintl.com

With a copy to (which shall not constitute notice):

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ
United Kingdom
Attn: Douglas L. Getter
Email: douglas.getter@dechert.com

33.3.	Each Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to the other parties from time to time:

ABC TECHNOLOGIES B.V.
Walaardt Sacrestraat 425‑5
1117 BM Schiphol
The Netherlands
Attn: Ron Atzmon
Email: ron.atzmon@au10tix.com

With a copy to (which shall not constitute notice):

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ
United Kingdom
Attn: Douglas L. Getter
Email: douglas.getter@dechert.com

33.4.	Each Notice to TPG shall be sent to the following address, or such other person or address as TPG may notify to the Company from time to time:

TPG LUX 2018 SC I, S.A.R.L.
c/o TPG Global, LLC
345 California Street, Suite 3300
San Francisco, California 94104
United States of America
Attn: Adam Fliss
Email: afliss@tpg.com

With a copy to (which shall not constitute notice):

Weil Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065-1134
United States of America
Attn: Matt Stewart; Jonathan Wood
Email: matt.stewart@weil.com; jonathan.wood@weil.com

33.5.
Each Notice to any Investor (other than TPG) shall be sent to the address, or such other person or address as such Investor may notify to the other parties from time to time, as set forth in schedule 1.

33.6.	In the absence of evidence of earlier receipt, any Notice served in accordance with clause 33.1 shall be deemed given:

(a)	in the case of personal delivery by hand, at the time of delivery;

(b)	in the case of delivery by a commercial courier, on the date and at the time of signature of the courier’s delivery receipt;

(c)	in the case of first class post (other than airmail) or recorded delivery, at 10.00 am on the second (2nd) Business Day after posting;

(d)	in the case of airmail, at 10.00 am on the fifth (5th) Business Day after posting; and

(e)	in the case of email, on the Business Day on which it was sent (or if not sent on a Business Day at the open of business on the next Business Day).

33.7.	For the purposes of this clause 33:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)
if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm on Monday to Friday in the place of receipt on a day that is a Business Day), the Notice is deemed to have been received at the open of business on the next Business Day.

33.8.	To prove delivery, it is sufficient to prove that, if sent by pre-paid first class post, the envelope containing the Notice or other communication was properly addressed and posted.

34.	SEVERANCE

34.1.
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

34.2.
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

35.	VOTES TO GIVE EFFECT TO THIS AGREEMENT

Each party undertakes to each other party at all times (but subject always to compliance with law and its fiduciary duties) to exercise the votes that it controls at general meetings and/or board meetings of a Group Company to give effect to this Agreement.

36.	GOVERNING LAW

This Agreement (and any dispute or claim relating to it or its subject matter (including non-contractual claims)) is governed by and is to be construed in accordance with English law.

37.	JURISDICTION

The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any claim, dispute or issue which may arise out of or in connection with this Agreement and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England. Each party waives (and agrees not to raise) any objection, whether on the ground of inconvenient forum or venue or on any other ground, which it might have to the bringing of proceedings in such courts.

38.	CONFIRMATIONS

38.1.	ICTS confirms to the Investors that, for the purposes of entering into the transactions contemplated by this Agreement:

(a)	it has entered into such transactions entirely on the basis of its own assessment of the risks and effect thereof;

(b)	it is owed no duty of care or other obligation by the Investors;

(c)
insofar as it is owed any such duty or obligation (whether in contract, tort or otherwise) by the Investors, it hereby waives, to the extent permitted by law, any rights (save in the case of any fraudulent misrepresentation) which it may have in respect of such duty or obligation; and

(d)
compliance with the terms of this Agreement by each of the Company, ICTS and the Directors appointed pursuant to clause 9.2 does not and will not constitute a violation of any such person’s fiduciary duties.

38.2.
Each Investor acknowledges to the other Investors that such Investor is not relying upon any person, firm, or corporation, other than the Company and its officers and Directors (other than the Investor Director), in making its investment or decision to invest in the Company. Each Investor agrees that no Investor, no respective Affiliates of any Investor, and the Investor Director shall not be liable to any of the other Investors, or any of the Investors in the case of the Investor Director, for any action taken or omitted to be taken by any of them in connection with the transactions described or contemplated in this Agreement.

38.3.
Each party (by its execution of this Agreement or a Deed of Adherence) waives, except in the case of fraud, any claim it may have now or in the future against TPG, the Investors or the Investor Director relating to or otherwise connected with any act or valid exercise of any right or discretion by TPG, the Investors or such Investor Director, as applicable, under a provision of this Agreement.

[Remainder of Page Left Blank Intentionally]

This Agreement has been executed and delivered as a deed on the date shown on the first page.  This Agreement has been executed on the date shown on the first page.

INVESTORS:

TPG LUX 2018 SC I, S.A.R.L.

By:	/s/ Alexandra Cabete Matias
Name: Alexandra Cabete Matias
Title: Manager

ICTS:

ICTS INTERNATIONAL N.V.

By:	/s/ Ran Langer
Name: Ran Langer
Title: Director

THE COMPANY:

ABC TECHNOLOGIES B.V.

By:	/s/ Ran Langer
Name: ICTS INTERNATIONAL N.V.
Title: Director
Name: R.Langer
Title: Director

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]